Exhibit 10.1

SECOND AMENDMENT OF
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment”) is made to be effective as of July 1, 2010, by and between BE Resources Inc., a Colorado corporation (the “Company”), and David Q. Tognoni, an individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into an employment agreement on December 1, 2007, as subsequently amended and extended ("Employment Agreement"), the provisions of which are incorporated herein, under which the Company has retained the Employee to serve as the President and Chief Executive Officer of the Company until December 31, 2010, unless the Employment Agreement is further extended; and

WHEREAS, the first amendment to the Employment Agreement amended the provision concerning expenses payable by the Company to Employee effective as of September 1, 2009; and

WHEREAS, the Company and Employee have agreed that the Company will pay to the Employee an expense allowance beginning July 1, 2010 and desire to further amend the Employment Agreement to reflect this agreement.

NOW THEREFORE in consideration of the mutual covenants and promises of the parties, the Company and Employee covenant and agree as follows:

1.

Expenses. Section 2.5 of the Employment Agreement is hereby deleted and replaced with the following:

Beginning July 1, 2010 and continuing during the Term of the Employment Agreement, the Company shall pay Employee a flat fee allowance of $15,000 per month (the “Office Allowance”) which is intended to cover the cost of office space used by the Employee and all overhead costs associated therewith, including telephone, fax, supplies, equipment rental, secretarial and other support. Employee shall not be required to provide evidence of expenses concerning the Office Allowance and the Office Allowance shall be paid by the Company to the Employee regardless of the actual amount incurred by the Employee. Employee shall be responsible for all costs of office space and all overhead costs associated therewith to the extent such expenses exceed $15,000 in any given month.

In addition to the Office Allowance, the Company will promptly reimburse Employee for Employee's reasonable out-of-pocket expenses incurred in connection with Company business provided that Employee submits evidence of such expenses to the Company on a monthly basis in accordance with Company policy. Such reasonable out-of-pocket expenses shall be exclusive of expenses concerning office space used by the Employee and all overhead costs associated therewith as such expenses are paid by the Company pursuant to the Office Allowance discussed in this Section 2.5.

2.

Other Terms and Conditions Remain Unchanged. All other terms and conditions of the Employment Agreement shall remain in effect and unchanged.

3.

Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the day and year first above written.

BE RESOURCES INC.,	EMPLOYEE
A Colorado corporation

By: /s/ Edward Godin	By: /s/ David Q. Tognoni
Name: Edward Godin	David Q. Tognoni
Title: Director
Date: June 29, 2010	Date: June 29, 2010